Exhibit 99.1

PRESS RELEASE Massey Energy Company 4 North Fourth Street, Richmond, VA

COMPANY CONTACT:	Roger Hendriksen	FOR IMMEDIATE RELEASE
	Director, Investor Relations	February 3, 2009
(804) 788-1824

MASSEY ENERGY REPORTS FOURTH QUARTER,
FULL YEAR 2008 OPERATING RESULTS

Fourth Quarter Highlights

•	Net income increased to $53.6 million or $0.63 per diluted share
•	EBITDA for the fourth quarter increased 63 percent to $148.8 million
•	Produced coal revenue increased 29 percent to $640.0 million
•	Produced coal tons increased by 13 percent
•	Operating cash margin per ton increased 69 percent
•	Concluded full year 2008 with record adjusted EBITDA of $640.7 million

Richmond, Virginia, February 3, 2009 - Massey Energy Company (NYSE: MEE) today reported strong operating results for the fourth quarter of 2008.  Net income totaled $53.6 million or $0.63 per diluted share for the fourth quarter of 2008.  These results were a solid improvement over the fourth quarter of 2007 when net income totaled $5.1 million or $0.06 per diluted share.  EBITDA for the fourth quarter 2008 totaled $148.8 million which was 63 percent higher compared to EBITDA of $91.5 million in the same period a year ago.

The year-over-year improvement was achieved as produced coal revenue increased by 29 percent to $640.0 million in the quarter driven by a 21 percent increase in average produced coal revenue per ton and a 7 percent increase in total produced tons sold.  Produced tons sold in the quarter totaled 10.2 million compared to 9.6 million in the fourth quarter of 2007.  Average produced coal revenue per ton was $62.69 in the quarter compared to $51.84 in the fourth quarter of 2007.

Commenting on the Company’s fourth quarter results, Massey’s Chairman and Chief Executive Officer Don Blankenship said, “We were pleased to cap off the year with another strong quarter and a new record for annual adjusted EBITDA.  Our expansions allowed us to increase production year-over-year for a third straight quarter, and we expect further improvements in production efficiency as our new operations and new members get up to speed in 2009.”

“On the other hand, pricing and market demand were weaker than we expected in the quarter as a result of the continuing weakness in the general economy,” Blankenship continued.   “Production cutbacks in the steel industry forced shipments and prices of metallurgical coal lower.  For this reason our results were somewhat short of our plans although still significantly stronger than last year.”

Massey’s fourth quarter operating cash margin per ton of $13.03 represented an increase of 69 percent compared to the operating cash margin per ton of $7.70 reported in the fourth quarter of 2007.  The increased cash margin was achieved as revenue per ton increased by 21 percent.  Average cash cost per ton for the fourth quarter was $49.66 compared to $44.14 in the fourth quarter of 2007. The increase was due largely to higher sales related costs on the higher realized prices and higher labor costs.

The reported net income for the fourth quarter included the following items: an $8.6 million pre-tax gain on the repurchase of $19.0 million of our 3.25% convertible notes for $10.4 million; the recognition of $12.9 million in pre-tax income ($5.9 million benefit recorded in Cost of produced revenue and $7.0 million in interest income) related to federal legislation passed in October that authorized refunds of black lung excise tax paid in years that had been statutorily closed; and a $22.6 million non-cash pre-tax charge to recognize the net unrealized losses on certain coal contracts that qualify as derivatives.

For the full year 2008, Massey generated produced coal revenue of $2.6 billion and recorded net income of $56.2 million or $0.68 per diluted share.  These results included a pre-tax charge of $250.1 million related to the now concluded litigation with Wheeling-Pittsburgh Steel Company (“WP litigation charge” - see note 2). 2008 net income excluding the WP litigation charges was $239.2 million or $2.89 per diluted share.  This compared to $94.1 million in net income or $1.17 per diluted share in 2007.  Adjusted EBITDA of $640.7 million in the full year 2008 was up 51 percent compared to adjusted EBITDA of $425.7 million in 2007.  For a reconciliation of non-GAAP measures see the notes to the accompanying financial tables.

4th Quarter Comparative Statistics

	4th Qtr. 2008	3rd Qtr. 2008	4th Qtr. 2007

Produced tons (millions)	10.3	10.4	9.1
Produced tons sold (millions)	10.2	10.3	9.6
Produced coal revenue (millions)	$640.0	$666.4	$496.6
Produced coal revenue per ton	$62.69	$64.59	$51.84
Average cash cost per ton	$49.66	$48.77	$44.14
EBITDA (millions)	$148.8	$158.7	$91.5

Full Year Comparative Statistics

	2008	2007

Produced tons (millions)	41.1	39.5
Produced tons sold (millions)	41.0	39.9
Produced coal revenue (millions)	$2,559.9	$2,054.4
Produced coal revenue per ton	$62.50	$51.55
Average cash cost per ton	$48.53	$43.10
Adjusted EBITDA (millions)	$640.7	$425.7

Expansion Update

Massey’s previously announced expansion work continued and was largely completed in the fourth quarter of 2008.  Significant fourth quarter accomplishments include the startup of new underground mines at the Elk Run, Independence and Aracoma resource groups, the addition of a new underground miner section at the Marfork resource group, the startup of a multi-seam contour mining operation at the Coalgood resource group in Harlan Co. KY, the addition of a single seam contour mining operation at the Martin County resource group’s 17 West mine in Martin Co., KY and the deployment of an additional spread of surface mining equipment at the Black Castle resource group in Boone Co., WV.

A few projects that were initiated in 2008 remain to be completed in the first half of 2009 including the construction of a new processing plant at our Coalgood resource group and the addition of two new Superior highwall miners.  Further expansion plans for 2009 have been deferred or cancelled in light of the changes in market conditions.

Coal Market Overview

The growing global economic crisis caused a significant deterioration of world coal markets during the fourth quarter of 2008.   Coal contracting and shipment activities slowed as end market coal consumers reduced production and power generation targets.

•
Eastern U.S. steam coal prices remained modestly higher during the fourth quarter of 2008 as compared to the fourth quarter of 2007.  Prices declined significantly, however, compared to the end of the third quarter of 2008.  Pricing for prompt delivery NYMEX spec coal was approximately $65.00 per ton on December 31, 2008.  This represented an increase of 18 percent compared to the price of approximately $55.00 per ton on December 31, 2007 but a decrease of 47 percent compared to the price of approximately $123.00 per ton on September 30, 2008.

•
Coal burn at utilities in the Southeastern United States was down 3.3 percent in 2008 due in part to mild summer temperatures, the weak economy and some switching to natural gas.  Receipts of coal at Southeastern utilities, however, were down 3.4 percent.  As a result, coal stockpiles in terms of tons were down slightly at year end 2008 compared to the end of 2007.

•
Steam coal export volumes by U.S. producers in 2008 were strong as rapidly growing Asian energy demands impacted the supply and demand balance for steam coal in the Atlantic Basin.  Total steam coal exports were up 46 percent through the first 11 months of the year.  The greatest increase in steam coal exports was through Southeast Atlantic ports, which export almost exclusively Central Appalachia coal.

•
Steam coal exports from the U.S. are likely to be less in 2009 compared to the 2008 levels as declining freight rates and the strengthening U.S. Dollar are combining to reduce the competitiveness of U.S. steam coal in international markets.

•
Prices for steel have fallen as the global economic outlook has led to declining demand forecasts.  As an example, hot rolled band steel prices dropped to $582.00 per ton in January 2009 from $1,020.00 per ton at the end of June 2008.

•
According to the World Steel Association, global steel output declined over 24 percent in December 2008 as compared to December 2007.  For the fourth quarter 2008, production was down an estimated 19 percent compared to the fourth quarter 2007.

•
Total U.S. exports of metallurgical coal increased 37 percent in the first 11 months of 2008 with over half of the exports being shipped through Southeast Atlantic ports.  However, met coal exports declined sequentially 4 percent in October and 20 percent in November as foreign steel producers announced temporary or permanent idling of capacity.

Massey believes the following factors will contribute to a supply/demand balance that is favorable to Central Appalachian coal producers in the longer term:

•
Total Central Appalachian coal production is constrained by increasing regulatory requirements and enforcement activity, depletion of reserves, a declining labor market and increasing capital costs for equipment and development.

•
The quality of Central Appalachia coal allows it to enjoy significant market diversity and its proximity to sea ports makes it a highly desirable source of energy to fill the growing demand in the Atlantic Basin.

•
Economic expansion continues in the world’s largest developing countries.  In the longer term, this economic development will drive higher demand for steel and sustain the global demand for metallurgical coal produced in Central Appalachia.

Because of the ongoing economic uncertainty around the world, the Company is unable to forecast with any level of certainty the impact the financial crisis and current recession might have on coal prices and coal demand going forward.  Massey believes it is well positioned, however, in terms of its balance sheet, its market position, and its operating performance to take advantage of either weak or strong coal market conditions and to increase shareholder value.

Outlook, Guidance and Commitments

As a result of the continuing weakness in the global steel market, Massey now expects pricing and demand for metallurgical coal to be significantly lower than was previously forecast and incorporated in prior guidance.  Accordingly, the Company has adjusted its revenue and production forecasts for 2009 and 2010.  The adjustments reflect revised estimates for customer requirements as determined by discussions with respective customers.  In some cases the adjustments were related to prior commitments that the Company no longer expects to be fulfilled.  The adjustments were made primarily in the metallurgical coal product category.  While weaker demand has caused Massey to lower its price expectations for metallurgical coal tons shipped in 2009, the Company still anticipates that prices will be strong relative to historical average prices.

The Company currently projects produced coal shipments for the full year 2009 will be between 44 and 46 million tons, with average produced coal realization between $65.00 and $67.00 per ton.  Average cash cost per ton in 2009 is expected to be between $50.00 and $53.00.  Other income is expected to be between $0 and $50 million.

For 2010, Massey expects produced coal shipments to be in the range of 45 to 47 million tons at an average price in the range of $66.00 to $72.00 per ton.

Changes to Company issued guidance are summarized below:

	2009		2010
(In millions except per ton amounts)	Previous Estimate	Current Estimate	Previous Estimate	Current Estimate
Shipped Tons	46.0 to 48.0	44.0 to 46.0	50.0	45.0 to 47.0
Average Price/Ton	$78.00 to $82.00	$65.00 to $67.00	$90.00 to $130.00	$66.00 to $72.00
Cash Cost/Ton	$48.00 to $54.00	$50.00 to $53.00	--	--
CAPEX (approx)	$500	$375	--	--
Other Income	$0 - $100	$0 to $50	--	--

Liquidity and Capital Resources

“We had a very successful year in terms of improving our liquidity,” said Eric Tolbert, Massey’s Vice President and Chief Financial Officer.  “Our liquidity position gives us flexibility to consider potential opportunities to further improve our market share while withstanding the volatility of the markets during this economic downturn.”  Massey ended 2008 with $607.0 million in Cash and cash equivalents.  This compared to $365.2 million at December 31, 2007.  In addition, the Company had $39.4 million invested in the Reserve Primary Fund at year end, which is classified as a short-term investment as the availability of these funds are subject to the liquidation of the underlying assets of the Fund.   The Company had $99.5 million available under its asset-based revolving credit facility at December 31, 2008.

During the fourth quarter of 2008 Massey repurchased $19.0 million of its 3.25% convertible notes due August, 2015, for $10.4 million.  Total debt at December 31, 2008 was $1,465.6 million compared to $1,104.6 million at December 31, 2007.  Massey's total debt-to-book capitalization ratio was 58.6 percent at December 31, 2008 compared to 58.5 percent at December 31, 2007.  After deducting available cash and short-term investments of $646.4 million and restricted cash of $46.0 million, which supports letters of credit, net debt totaled $773.2 million. Total net debt-to-book capitalization declined to 42.7 percent at December 31, 2008 compared to 45.1 percent at December 31, 2007.

As a result of previously announced expansion efforts, capital expenditures for the full year 2008 increased to $736.5 million compared to $270.5 million in 2007.

Depreciation, depletion and amortization (DD&A) was $69.5 million in the fourth quarter and $257.4 million in the full year 2008 compared to $62.8 million and $246.0 million in the fourth quarter and full year 2007, respectively.  DD&A is expected to be in the range of $270 million to $280 million for the full year 2009.

Conference Call, Webcast and Replay

Members of the Company’s senior management will hold a conference call to discuss the fourth quarter results and operations on Wednesday, February 4, 2009, at 11:00 a.m. ET.  The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com.  A replay of the call will be available at the same site through March 4, 2009.

Company Description

Massey Energy Company, headquartered in Richmond, Virginia, with operations in West Virginia, Kentucky and Virginia, is the fourth largest coal company in the United States based on produced coal revenue and is included the S&P 500 index.

FORWARD-LOOKING STATEMENTS:  Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to come within the safe harbor protection provided by those sections. Any forward-looking statements are also subject to a number of assumptions regarding, among other things, future economic, competitive and market conditions. These assumptions are based on facts and conditions as they exist at the time such statements are made as well as predictions as to future facts and conditions, the accurate prediction of which may be difficult and involve the assessment of events beyond the Company’s control. The Company disclaims any intent or obligation to update these forward-looking statements unless required by securities law, and the Company cautions the reader to not rely on them unduly. Caution must be exercised in relying on forward-looking statements including disclosures that use words such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “may,” “plan,” “project,” “will,” and similar words or statements that are subject to risks, trends and uncertainties that could cause the Company’s actual results to differ materially from the expectations expressed or implied in such forward-looking statements. Factors potentially contributing to such differences include, among others:  worldwide market demand for coal, electricity and steel; the successful completion of acquisition, disposition or financing transactions; future economic or capital market conditions; foreign currency fluctuations; governmental policies, laws, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; competition among coal producers in the United States and internationally; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; the Company’s ability to expand mining capacity; the Company’s production capabilities to meet market expectations and customer requirements; the Company’s strategic plans and objectives for future operations and expansion or consolidation; the Company’s assumptions and projections concerning economically recoverable coal reserve estimates; failure to receive anticipated new contracts; the Company’s reliance upon and relationships with our customers and suppliers; the creditworthiness of the Company’s customers and suppliers; adjustments made in price, volume or terms to existing coal supply agreements; the Company’s ability to manage production costs, including labor costs; the Company’s ability to timely obtain necessary supplies and equipment; the Company’s ability to obtain and renew permits necessary for existing and planned operations; the cost and availability of surety bonds; the Company’s ability to attract, train and retain a skilled workforce to meet replacement or expansion needs; the cost and availability of transportation for the Company’s produced coal; legal and administrative proceedings, settlements, investigations and claims and the availability of insurance coverage related thereto; and environmental concerns related to coal mining and combustion.

Additional information concerning these and other factors can be found in press releases and Massey's public filings with the Securities and Exchange Commission, including Massey’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed on February 29, 2008, and subsequently filed interim reports.  Massey’s filings are available either publicly, on the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512 (toll free).  For further information, please visit Massey’s website at www.masseyenergyco.com.

###

MASSEY ENERGY COMPANY
CONSOLIDATED FINANCIAL RESULTS - UNAUDITED
(in Millions, except # of employees, per share & per ton information)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007
Revenues
Produced coal revenue	$640.0	$496.6	$2,559.9	$2,054.4
Freight and handling revenue	76.8	45.5	306.4	167.6
Purchased coal revenue	8.6	25.7	30.7	108.2
Other revenue	29.6	17.2	92.8	83.3
Total revenues	755.0	585.0	2,989.8	2,413.5

Costs and expenses
Cost of produced coal revenue	492.7	397.9	1,910.9	1,641.8
Freight and handling costs	76.8	45.5	306.4	167.6
Cost of purchased coal revenue	8.7	23.7	28.5	95.3
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	68.5	61.9	253.8	242.7
Selling, general and administrative	1.0	0.9	3.6	3.3
Selling, general and administrative	14.2	25.0	77.0	75.8
Other expense	0.8	1.4	3.2	7.3
Litigation (income) charge	(1.0)	-	250.1	-
(Gain) loss on financing transactions	(8.6)	-	0.5	-
Net change in fair value of derivative instruments	22.6	-	22.6	-
Total costs and expenses	675.7	556.3	2,856.6	2,233.8

Income before interest and taxes	79.3	28.7	133.2	179.7
Interest income	10.0	5.1	23.5	23.9
Interest expense	(21.2)	(9.6)	(89.9)	(74.1)
Loss on short-term investment	-	-	(6.5)	-
Income before taxes	68.1	24.2	60.3	129.5
Income tax expense	(14.5)	(19.1)	(4.1)	(35.4)

Net income	$53.6	$5.1	$56.2	$94.1

Net income per share
Basic	$0.63	$0.06	$0.69	$1.17
Diluted	$0.63	$0.06	$0.68	$1.17

Shares used to calculate net income per share
Basic	84.8	79.3	81.8	80.1
Diluted	85.1	80.0	82.9	80.7

EBIT	$79.3	$28.7	$133.2	$179.7
EBITDA	$148.8	$91.5	$390.6	$425.7

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2008	2007	2008	2007

Produced tons sold:
Utility	7.1	6.5	27.0	27.4
Metallurgical	2.1	2.0	9.9	8.5
Industrial	1.0	1.1	4.1	4.0
Total produced tons sold	10.2	9.6	41.0	39.9

Total tons produced	10.3	9.1	41.1	39.5

Produced coal revenue per ton sold:
Utility	$52.29	$45.60	$49.92	$45.18
Metallurgical	$96.39	$72.79	$97.07	$72.49
Industrial	$66.01	$50.50	$61.78	$50.82
Produced coal revenue per ton sold	$62.69	$51.84	$62.50	$51.55

Average cash cost per ton	$49.66	$44.14	$48.53	$43.10

Capital expenditures	$204.5	$73.8	$736.5	$270.5
Number of employees	6,743	5,407	6,743	5,407

	December 31,	December 31,
	2008	2007
ASSETS

Cash and cash equivalents	$607.0	$365.2
Short-term investment	39.4	-
Trade and other accounts receivable	233.2	156.6
Inventories	233.2	183.4
Other current assets	122.7	182.2
Net property, plant and equipment	2,297.7	1,793.9
Other noncurrent assets	142.6	179.4

Total assets	$3,675.8	$2,860.7

LIABILITIES AND STOCKHOLDERS' EQUITY

Short-term debt	$2.0	$1.9
Other current liabilities	502.2	366.0
Long-term debt	1,463.6	1,102.7
Other noncurrent liabilities	671.4	606.1
Total liabilities	2,639.2	2,076.7

Total stockholders' equity	1,036.6	784.0

Total liabilities and stockholders' equity	$3,675.8	$2,860.7

Note 1:  The number of shares used to calculate basic income per share is based on the weighted average outstanding shares of Massey Energy during the respective periods.  The number of shares used to calculate diluted income per share is based on the number of shares used to calculate basic income per share plus the dilutive effect of stock options and other stock-based instruments held by Massey Energy employees and directors each period and certain debt securities convertible into common stock.  In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted income per common share in the three and twelve months ended December 31, 2008 and 2007, as such inclusion would result in antidilution.

Note 2:  Litigation (income) charge shown in Costs and expenses for the three and twelve months ended December 31, 2008, relates to an accrual initially recorded in the second quarter of 2008 in the amount of $245.3 million (pretax) for a specific legal action.  A reduction of $1.0 million (pretax) for accrued post-judgment interest was recorded in the fourth quarter of 2008 upon the final payment.  On May 22, 2008, the WV Supreme Court decided not to hear an appeal of the verdicts against us or our subsidiary Central West Virginia Energy Company (“CWVE”) that awarded damages in favor of Wheeling-Pittsburgh Steel Corporation and Mountain State Carbon, LLC in the amount of $219.9 million, comprised of $119.9 million compensatory and $100 million punitive damages (plus an additional $24 million of pre-judgment interest). On December 1, 2008, the United States Supreme Court decided not to hear the matter.  On December 2, 2008, a payment of $267.4 million was made to Wheeling-Pittsburgh for final settlement of the judgment, which included $50 million of cash previously used to support an appeal bond for this matter.

Note 3:  (Gain) loss on financing transactions shown in Costs and expenses for the three and twelve months ended December 31, 2008, relates to the $8.6 million gain recognized from the purchase of $19.0 million of our 3.25% convertible senior notes ("3.25% Notes") on the open market during the three months ended December 31, 2008 and the $9.1 million fees incurred for the tender offer on our 6.625% senior notes due 2010 ("6.625% Notes") during the three months ended September 30, 2008.  On August 19, 2008, we settled with holders of $311.5 million of the $335 million outstanding of 6.625% Notes, representing approximately 93.0% of the outstanding 6.625% Notes, who tendered their 6.625% Notes pursuant to our consent solicitation and tender offer for the 6.625% Notes. The total consideration for these 6.625% Notes was $1,026.57 per $1,000 principal amount of the 6.625% Notes.  The total consideration included a consent payment of $25 per $1,000 principal amount of the 6.625% Notes.  As a result of the consents and the acceptance of the early tender offer of approximately 93.0% of the outstanding 6.625% Notes, we received the requisite consents to execute a supplemental indenture relating to the 6.625% Notes, which eliminated substantially all of the restrictive covenants in the 6.625% Notes’ indenture. On September 3, 2008, we settled with holders of an additional $1.6 million of the $335 million outstanding of the 6.625% Notes, who tendered their 6.625% Notes after the consent solicitation deadline. The total consideration for these 6.625% Notes was $1,001.57 per $1,000 principal amount of the 6.625% Notes.

Note 4:  Net change in fair value of derivative instruments for the three and twelve months ended December 31, 2008, represents the net unrealized loss for certain coal contracts deemed derivative instruments under Statement of Financial Accounting Standard 133, "Accounting for Derivative Instruments and Hedging Instruments," ("SFAS 133").  Contracts that qualify as derivatives under SFAS 133 are recognized at fair value and changes to their value are recognized as unrealized gains or losses in the current period earnings.

Note 5:  Loss on short-term investment reflects an impairment of our investment in the Reserve Primary Fund money market fund (a money market fund that has suspended redemptions and is being liquidated). At December 31, 2008, the estimated fair value of our investment in the Primary Fund was $39.4 million.  We have recorded a loss of $6.5 million which represents the difference between cost and estimated fair value.

Note 6:  "Net income excluding the WP litigation" is defined as Net income before Litigation (income) charge, net of tax (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results).  Although Net income excluding the WP litigation is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), management believes that it is useful to an investor in evaluating Massey because it provides a picture of our results that is comparable among periods since it excludes the impact of an item which is non-recurring and distorts comparisons between periods.  Net income excluding the WP litigation does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Net income excluding the WP litigation is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Net income to Net income excluding the WP litigation and the related per diluted share amounts.
	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008	Per Share	2007	Per Share	2008	Per Share	2007	Per Share
Net income	$53.6	$0.63	$5.1	$0.06	$56.2	$0.68	$94.1	$1.17
Plus: Litigation (income) charge, net of tax	(0.8)	(0.01)	-	-	183.0	2.21	-	-
Net income excluding the WP litigation	$52.8	$0.62	$5.1	$0.06	$239.2	$2.89	$94.1	$1.17

Note 7:  EBIT is defined as Income before interest and taxes. EBITDA is defined as Income before interest and taxes before deducting Depreciation, depletion, and amortization (“DD&A”). Adjusted EBITDA is defined as EBITDA before Litigation (income) charge (see Note 2) (which we consider a significant item that is not related to our ongoing, underlying business and which distorts comparability of results).  Although neither EBIT, EBITDA nor Adjusted EBITDA are measures of performance calculated in accordance with GAAP, we believe that these measures are useful to an investor in evaluating us because they are widely used in the coal industry as measures to evaluate a company’s operating performance before debt expense and as a measure of its cash flow. Neither EBIT, EBITDA nor Adjusted EBITDA purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance calculated in accordance with GAAP. In addition, because neither EBIT, EBITDA nor Adjusted EBITDA are calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Net income to EBIT, EBITDA and Adjusted EBITDA.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net income	$53.6	$5.1	$56.2	$94.1
Plus: Income tax expense	14.5	19.1	4.1	35.4
Plus: Net interest expense	11.2	4.5	66.4	50.2
Plus: Loss on short-term investment	-	-	6.5	-
EBIT	79.3	28.7	133.2	179.7
Plus: Depreciation, depletion and amortization	69.5	62.8	257.4	246.0
EBITDA	148.8	91.5	390.6	425.7
Plus: Litigation (income) charge	(1.0)	-	250.1	-
Adjusted EBITDA	$147.8	$91.5	$640.7	$425.7

	Three Months Ended
	September 30,
	2008
Net income	$54.0
Plus: Income tax expense	10.8
Plus: Net interest expense	22.2
Plus: Loss on short-term investment	6.5
EBIT	93.5
Plus: Depreciation, depletion and amortization	65.2
EBITDA	158.7
Plus: Litigation charge	5.8
Plus: Loss on financing transactions	9.1
Adjusted EBITDA	$173.6

Note 8:  Average cash cost per ton is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (“SG&A”) (excluding DD&A), divided by Total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with GAAP, we believe that it is useful to investors in evaluating us because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Total costs and expenses to Average cash cost per ton.

	Three Months Ended December 31,				Twelve Months Ended December 31,
	2008		2007		2008		2007
	$	Per Ton	$	Per Ton	$	Per Ton	$	Per Ton
Total costs and expenses	$675.7		$556.3		$2,856.6		$2,233.8
Less: Freight and handling costs	76.8		45.5		306.4		167.6
Less: Cost of purchased coal revenue	8.7		23.7		28.5		95.3
Less: Depreciation, depletion and amortization	69.5		62.8		257.4		246.0
Less: Other expense	0.8		1.4		3.2		7.3
Less: Litigation (income) charge	(1.0)		-		250.1		-
Less: (Gain) loss on financing transactions	(8.6)		-		0.5		-
Less: Net change in fair value of derivative instruments	22.6		-		22.6		-
Average cash cost	$506.9	$49.66	$422.9	$44.14	$1,987.9	$48.53	$1,717.6	$43.10

	Three Months Ended
	September 30,
	2008
	$	Per Ton
Total costs and expenses	$669.8
Less: Freight and handling costs	81.1
Less: Cost of purchased coal revenue	4.3
Less: Depreciation, depletion and amortization	65.2
Less: Other expense	1.1
Less: Litigation charge	5.8
Less: Loss financing transactions	9.1
Average cash cost	$503.2	$48.77

Note 9:  The Company's debt is comprised of the following:
	December 31,	December 31,
	2008	2007
6.875% senior notes due 2013, net of discount	$756.0	$755.4
3.25% convertible senior notes due 2015	671.0	-
6.625% senior notes due 2010	21.9	335.0
2.25% convertible senior notes due 2024	9.6	9.6
4.75% convertible senior notes due 2023	0.1	0.7
Capital lease obligations	7.0	8.9
Fair value hedge adjustment	-	(5.0)
Total debt	1,465.6	1,104.6
Less: short-term debt	2.0	1.9
Total long-term debt	$1,463.6	$1,102.7

Note 10:  "Net debt" is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents, Short-term investment and Restricted cash, which is included in Other current assets.  Although Net debt is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it provides a clearer comparison of the Company's debt position from period to period.  Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  The table below reconciles the GAAP measure of Long-term debt to Net debt.

	December 31,	December 31,
	2008	2007
Long-term debt	$1,463.6	$1,102.7
Plus: Short-term debt	2.0	1.9
Less: Cash and cash equivalents	607.0	365.2
Less: Short-term investment	39.4	-
Less: Restricted cash	46.0	96.0
Net debt	$773.2	$643.4

Note 11:  The "Total debt-to-book capitalization" ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total shareholders' equity. The "Total net debt-to-book capitalization" ratio is calculated as the sum of Net debt (calculated in Note 10) divided by the sum of Net debt and Total shareholders' equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	December 31,	December 31,
	2008	2007
Long-term debt	$1,463.6	$1,102.7
Plus: Short-term debt	2.0	1.9
Total debt (numerator)	1,465.6	1,104.6

Plus: Total stockholders' equity	1,036.6	784.0
Book capitalization (denominator)	$2,502.2	$1,888.6

Total debt-to-book capitalization ratio	58.6%	58.5%

Net debt (from Note 10) (numerator)	773.2	643.4
Plus: Total stockholders' equity	1,036.6	784.0
Adjusted book capitalization (denominator)	$1,809.8	$1,427.4

Total net debt-to-book capitalization ratio	42.7%	45.1%

Note 12:  "Operating cash margin per ton" is calculated as the difference between Produced coal revenue per ton sold (Produced coal revenue divided by Total produced tons sold) and Average cash cost per ton (computed in Note 8).  Although Operating cash margin per ton is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to an investor in evaluating Massey Energy because it is widely used in the coal industry as a measure to evaluate a company's profitability from produced tons sold.  Operating cash margin per ton should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP.  In addition, because Operating cash margin per ton may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.  The table below reconciles the GAAP measure of Produced coal revenue to Operating cash margin per ton.

	Three Months Ended
	December 31, 2008		December 31, 2007
	$	Per Ton	$	Per Ton
Produced coal revenue	$640.0	$62.69	$496.6	$51.84
Less: Average cash cost (from Note 8)	506.9	49.66	422.9	44.14
Operating cash margin	$133.1	$13.03	$73.7	$7.70

Note 13:  Other income is calculated as the sum of Purchased coal revenue and Other revenue less Cost of purchased coal revenue and Other expense. Although Other income is not a measure of performance calculated in accordance with GAAP, management believes that it is useful to investors in evaluating Massey Energy because it is a widely used measure of gross income from non-core sources. Other income should not be considered in isolation or as a substitute for measures of performance in accordance with GAAP. In addition, because Other income is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the GAAP measure of Other revenue to Other income.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Other revenue	$29.6	$17.2	$92.8	$83.3
Plus: Purchased coal revenue	8.6	25.7	30.7	108.2
Less: Cost of purchased coal revenue	8.7	23.7	28.5	95.3
Less: Other expense	0.8	1.4	3.2	7.3
Other income	$28.7	$17.8	$91.8	$88.9